EXHIBIT 10.40

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of February 25, 2010, effective as of March 8, 2010 among Domino’s Pizza, Inc., a Delaware corporation (the “Company”), Domino’s, Inc., a Delaware corporation (“DI”) and Domino’s Pizza, LLC, a Michigan limited liability company (“DPLLC” and, together with DI, the “Principal Subsidiaries”) and J. Patrick Doyle (the “Executive”).

Recitals

1.	The operations of the Company and its Affiliates (as defined in Sub-Section 11.1) are a complex matter requiring direction and leadership in a variety of areas.

2.	The Executive has experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates.

3.	Subject to the terms and conditions set forth below, the Company and the Principal Subsidiaries wish to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment.

Agreement

Now, therefore, the parties agree as follows:

1.	Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment as President and Chief Executive Officer of the Company, effective as of March 8, 2010 (the “Effective Date”).

2.	Term. Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for a term commencing on the Effective Date and ending on March 7, 2013. The term of the Executive’s employment under this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.	Capacity and Performance.

3.1.

Offices. During the term hereof, the Executive shall serve the Company in the office of President and Chief Executive Officer. In such capacity, the Executive shall be responsible for the Company’s operations and financial performance and the coordination of the Company’s strategic direction. In addition, for as long as the

Executive is employed by the Company and without further compensation, the Executive shall, if so elected or appointed from time to time, serve as a member of the Company’s Board of Directors (the “Board”) and as a director and officer of the Principal Subsidiaries and of one or more of the Company’s other Affiliates. The Executive shall be subject to the direction of the Board and shall have such other powers, duties and responsibilities consistent with the Executive’s position as President and Chief Executive Officer as may from time to time be prescribed by the Board.

3.2.	Performance. During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. During the term hereof, the Executive shall devote his full business time exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the term of this Agreement, except for such directorships or other positions which he currently holds and has disclosed to the Company on Exhibit 3.2 hereof and except as otherwise may be approved in advance by the Board, which approval shall not be unreasonably withheld.

4.	Compensation and Benefits. As compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise:

4.1.	Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of $750,000 per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

4.2.	Bonus Compensation. During the term hereof, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan, as it may be amended from time to time pursuant to the terms thereof (the “Plan,” a current copy of which is attached hereto as Exhibit 4.2) and shall be eligible for a bonus award thereunder (the “Bonus”). For purposes of the Plan, the Executive shall be eligible for a Bonus (as defined in the Plan), and the Executive’s Specified Percentage (as defined in the Plan) shall be 200% of Base Salary. Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus otherwise payable for the applicable fiscal year in accordance with this Sub-Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company. Any compensation paid to the Executive as Bonus shall be in addition to the Base Salary.

4.3.	Equity and Other Incentive Compensation Awards. The Executive shall be eligible for stock and other incentive compensation awards under the Company’s 2004 Equity Incentive Plan, attached hereto as Exhibit A-1, as it may be amended from time to time (the “Stock Plan”), with the terms of his initial stock option and performance share grants set forth in Sub-Sections 4.3.1 and 4.3.2 below.

4.3.1.	Effective as of February 25, 2010, the Company shall grant to the Executive, pursuant to the Company’s Stock Plan, nonqualified stock options to purchase a total of 250,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of grant, as determined by the Compensation Committee in accordance with Code Section 409A, with a three (3) year graded vesting schedule where one-third (1/3) of the option shares vest each year on the anniversary date of the grant date and a five (5) year exercise period (the “2010 Options”). The 2010 Options shall be granted only if the Executive is employed by the Company on the applicable grant date, pursuant to the option agreement substantially in the form of Exhibit A-2 hereto.

4.3.2.	Effective as of February 25, 2010, the Company shall grant to the Executive, pursuant to the Company’s Stock Plan, a performance share award for 75,000 shares of the Company’s Common Stock (“2010 Performance Share Award”), subject to a three (3) year graded vesting schedule, where one-third (1/3) of the Performance Share Award vests each year on the anniversary date of the grant if the stated performance objectives are attained. The 2010 Performance Share Award shall be granted pursuant to a performance share award agreement substantially in the form of Exhibit A-3 hereto.

4.4.	Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive may not accumulate or carry over from one (1) calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken.

4.5.	Other Benefits.

4.5.1.

During the term hereof and subject to any contribution therefor generally required of executives of the Company or one of the Principal Subsidiaries, as applicable, the Executive shall be entitled to participate in all employee benefit plans, including without limitation any 401(k) plan, from time to time adopted by the Board and in effect for executives of the Company or one of the Principal Subsidiaries, as applicable, generally (except to the extent such plans are in a category of benefit otherwise provided the Executive hereunder and in any event excluding any incentive, stock option, stock purchase [except for any stock purchase plan under Code Section 423], profit sharing, deferred compensation, bonus compensation or severance programs). Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable policies of the Company or one of the Principal Subsidiaries, as applicable. Any of the Company and the Principal Subsidiaries may alter, modify, add to or delete their employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

4.5.2.	Notwithstanding anything set forth in Sub-Section 4.5.1, as of the execution date of this Agreement, during the term hereof and subject to any contribution therefor generally required of executives of the Company or one of the Principal Subsidiaries, as applicable, the Executive and his spouse shall be entitled to participate in the Company’s health plan in accordance with the terms of the applicable plan documents.

4.6.	Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of first class air travel, incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy of the Company or one of the Principal Subsidiaries, as applicable, set by the Board from time to time, other than with respect to first class air travel, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board from time to time. All Business Expenses shall be reimbursed by the end of the calendar year in which the expenses are incurred.

4.7.	Miscellaneous.

4.7.1.	The Company shall pay or reimburse the Executive for his business association dues and expenses up to $11,000 per year, with Board approval of any material increase in cost above such amount. Such reimbursement shall occur no later than the end of the calendar year in which the dues and expenses are incurred.

4.7.2.	The Company shall provide the Executive with directors and officers insurance and personal liability protection described on Exhibit B.

4.7.3.

The Company acknowledges its obligation to furnish the Executive (which for purposes of this Sub-Section 4.7.3 includes the Executive’s spouse, family and guests when accompanying him), with transportation during the term hereof that provides him with security to address bona fide business-oriented security concerns, and shall, at the Company’s expense, make available to the Executive, Company or other private aircraft for business and personal use at his discretion, provided that any such personal use shall be limited to thirty-five (35) hours per calendar year (the “Yearly Aircraft Hours”). It is recognized that travel by the Executive on Company or other private aircraft is required for security purposes and, as such, all uses by the Executive shall constitute business use of the aircraft and shall not be subject to reimbursement by the Executive. The Company shall provide additional payments to the Executive on a fully grossed up basis to cover applicable federal, state and local income and excise taxes, when and to the extent, if any, that such taxes are payable by the Executive, including, without limitation, any tax imposed by Section 4999 of the Code or any similar tax, with respect to the foregoing aircraft usage. Such reimbursement for taxes shall be paid to the Executive by the Company within five (5) business days after receipt of acceptable substantiation by the Company; provided, that the tax payments or reimbursements to the Executive shall in all events be paid no later than the end of the Executive’s taxable year next following the taxable year in which the taxes are remitted by the Executive to the Internal Revenue Service or any other applicable taxing authority. For personal use of the Company or other private aircraft in excess of the Yearly Aircraft Hours, the Executive shall be subject to a usage level and cost to be negotiated with the Board from time to time at rates in accordance with Standard Industrial Fare Level rates stipulated by the U.S. Department of Transportation or in the Time Sharing Agreement dated February 25, 2010, as may be amended from time to time, between the Executive and Domino’s Pizza LLC or any subsequent Time Sharing Agreement between the Executive and Domino’s Pizza LLC.

4.7.4.	The Company shall pay or reimburse the Executive for his reasonable legal fees and expenses incurred in connection with the review of this Agreement and other agreements referred to herein in an aggregate amount not to exceed $10,000. Such payment or reimbursement shall occur no later than the last day of the calendar year in which such fees and expense were incurred.

5.	Termination of Services and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s services hereunder shall terminate prior to the expiration of the term of this Agreement under the circumstances set forth below:

The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a “separation from service” within the meaning of Code Section 409A.

5.1.

Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate, and the Company shall pay to the Executive’s designated beneficiary (or, if no beneficiary has been designated by the Executive, to his estate) within thirty (30) days following death, any Base Salary earned but unpaid through the date of death, any Bonus for the fiscal year preceding the year in which death occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, but not to exceed two and one half (2 1/2) months following the calendar year in which earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of the Executive’s death (pro-rated in accordance with Sub-Section 4.2).

5.2.	Disability.

5.2.1.

In the event the Executive incurs a disability that prevents him from performing his duties as President and Chief Executive Officer during the term of the Agreement, the Executive shall continue to receive his Base Salary in accordance with Sub-Section 4.1 and to receive benefit plan coverage in accordance with Sub-Section 4.5, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for commencement of disability income benefits under any disability income plan maintained by the Company or one of the Principal Subsidiaries, as applicable (a “Disability Plan”), or until the termination of his employment, whichever first occurs. Within thirty (30) days after commencement of Disability Plan benefits to the Executive, or upon his termination of employment, whichever first occurs, the Company shall pay to the Executive any Base Salary earned but unpaid through the date Disability Plan benefits commence or employment termination and any Bonus for the fiscal year preceding the year Disability Plan benefits commence or employment termination that was earned but unpaid. While still employed and covered by the long-term Disability Plan of the Company or the Principal Subsidiaries and for a period not to exceed eighteen (18) months or termination as an employee under the long-term Disability Plan, whichever occurs first, the Company shall pay the Executive, at its regular pay periods, an amount equal to the difference between the Base Salary and the amount of disability income benefits that the Executive receives pursuant to the long-term Disability Plan with respect to such period. At the times the Company pays its executive bonuses generally, but no later than two and one half (2 1/2) months after the end of the fiscal year to which a Bonus relates, the Company shall pay the Executive an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of Disability Plan payments or employment termination (pro-rated in accordance with Sub-Section 4.2). Notwithstanding the foregoing, if all or a portion of the disability benefits provided herein are deemed to constitute nonqualified deferred compensation that is not exempt under Code Section 409A or does not qualify under the Code Section 409A disability definition, such disability amounts shall be aggregated and delayed until the Executive satisfies the disability definition requirements under Code Section 409A, or separates from service with the Company and its Principal Subsidiaries, whichever occurs first, and at such time, the Executive shall receive a lump sum payment equal to the aggregate delayed disability benefit amounts, and any remaining amounts shall be paid in accordance with the regularly scheduled payment dates.

5.2.2.	The intent of Sub-Section 5.2 is to ensure that through the aggregate provision of Base Salary, Bonus and Disability Plan benefits, the Executive’s cash compensation shall not be diminished during a disability that prevents him from performing his duties as President and Chief Executive Officer during the term of this Agreement. Provided, however, that in no event shall the Executive receive aggregate cash compensation from Base Salary, Bonus and Disability Plan benefits that exceeds the cash compensation that he otherwise would have received under this Agreement had he not incurred a disability. Therefore, except as provided in Sub-Section 5.2.1, if the Executive is still employed while receiving disability income payments under any Disability Plan, the Executive shall not be entitled to receive any Base Salary under Sub-Section 4.1 or Bonus payments under Sub-Section 4.2 but shall continue to participate in benefit plans of the Company or one of the Principal Subsidiaries, as applicable, in accordance with Sub-Section 4.5 and the terms of such plans, until the termination of his employment and, solely with respect to benefits provided under Sub-Section 4.5.2, thereafter.

5.2.3.	If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform his duties and responsibilities hereunder as President and Chief Executive Officer, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue, subject to any requirements under Code Section 409A, if applicable. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive. In the event that the Executive’s employment is terminated due to disability pursuant to this Sub-Section 5.2, the Executive shall be entitled to the vested, outstanding equity grants under the Company’s Stock Plan and the compensation set forth in Sub-Section 5.4 below, provided that the Executive shall be entitled to no duplicative benefits between Sub-Sections 5.2 and 5.4.

5.3.	By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) the Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties to the Company or any of its Affiliates, and the Executive does not cure such failure or negligence within the twenty-five (25) day period immediately following his receipt of such written allegations from the Board, (ii) the commission of fraud, embezzlement or theft by the Executive with respect to the Company or any of its Affiliates; or (iii) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination and vested, outstanding equity grants under the Company’s Stock Plan. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the date of termination.

5.4.

By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall pay the Executive (i) Base Salary earned but unpaid through the date of termination, plus (ii) twenty-four (24) monthly severance payments, each in an amount equal to the Executive’s monthly base compensation in effect at the time of such termination (i.e., 1/12th of the Base Salary), plus (iii) any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid, plus (iv) at the times the Company pays its executives bonuses generally, but no later than two and one half (2 1/2) months after the end of the fiscal year in which the bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (pro-rated in accordance with Sub-Section 4.2), plus (v) vested, outstanding equity grants under the Company’s Stock Plan.

5.5.

By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute “Good Reason” for termination by the Executive: (i) failure of the Company to continue the Executive in the position of President and Chief Executive Officer; (ii) material diminution in the nature and scope of the Executive’s responsibilities, duties or authority, including without limitation the failure to continue the Executive as a member of the Board of the Company or either of the Principal Subsidiaries; provided, however, that the failure to so continue the Executive shall not constitute Good Reason if such failure occurs in connection with the sale or other disposition of the corporation as to which he has ceased to have board membership; and provided, further, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates (exclusive of the Principal Subsidiaries) and any diminution of the business of the Company or any of its Affiliates shall not constitute Good Reason; (iii) material failure of the Company to provide the Executive the Base Salary and benefits (including Company-sponsored fringe benefits) in accordance with the terms of Section 4 hereof; or (iv) relocation of the Executive’s office to an area outside a fifty (50) mile radius of the Company’s current headquarters in Ann Arbor, Michigan. In the event of termination in accordance with this Sub-Section 5.5, then the Company shall pay the Executive the amounts specified in Sub-Section 5.4.

5.6.

By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon ninety (90) days’ notice to the Company. In the event of termination of the Executive pursuant to this Sub-Section 5.6, the Board may elect to waive the period of notice, or any portion thereof. The Company will pay the Executive his Base Salary for the notice period, except to the extent so waived by the Board. Upon the giving of notice of termination of the Executive’s employment hereunder pursuant to this Sub-Section 5.6, the Company shall have no further obligation or liability to the Executive, other than (i) payment to the Executive of his Base Salary for the period (or portion of such period) indicated above and (ii) at the times the Company pays its executives bonuses generally, not to exceed two and one-half (2 1/2) months after the end of the year in which earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (pro-rated in accordance with Sub-Section 4.2), plus any vested, outstanding equity grants under the Company’s Stock Plan.

5.7.	Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will.

6.	Effect of Termination. The provisions of this Section 6 shall apply in the event of termination due to the expiration of the term, pursuant to Section 5 or otherwise.

6.1.	Delayed Payments for Specified Employees. Notwithstanding the provisions of Section 5 above, if the Executive is a “specified employee” as defined in Code Section 409A, determined in accordance with the methodology established by the Company as in effect on the Executive’s termination (a “Specified Employee”), amounts that otherwise would have been payable and benefits that otherwise would have been provided under Section 5 during the six (6) month period following the Executive’s termination shall instead be paid, with interest on any delayed payment, at the applicable federal rate, provided for in Code Section 7872(f)(2)(A) (“Interest”) or provided on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Code Section 409A (the “Delayed Payment Date”).

6.2.	Payment in Full. Payment by the Company of any Base Salary, Bonus or other specified amounts that are due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company and its Affiliates to the Executive, except that nothing in this Sub-Section 6.2 is intended or shall be construed to affect the rights and obligations of the Company and its Affiliates, on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, subscription agreements, stockholders agreements or other agreements to the extent said rights or obligations survive termination of employment under the provision of documents relating thereto.

6.3.	Termination of Benefits. Except for any right of continuation of health coverage at the Executive’s cost to the extent provided by Sections 601 through 608 of ERISA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of his employment.

6.4.	Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sub-Sections 5.2, 5.4 or 5.5 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Sub-Sections 5.2, 5.4 or 5.5, no compensation is earned after termination of employment.

7.	Confidential Information; Intellectual Property.

7.1.	Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates) any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

7.2.

Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the

Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

7.3.	Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire.”

8.	Restricted Activities.

8.1.	Agreement not to Compete with the Company. The Executive agrees that during the Executive’s employment hereunder and for a period of twenty-four (24) months following the date of termination thereof (the “Non-Competition Period”), he will not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which competes with, any business, venture or activity being conducted or actively being planned to be conducted by the Company or being conducted or known by the Executive to be actively being planned to be conducted by a group or division of the Company or by any of its Affiliates, at or prior to the date (the “Date of Termination”) on which the Executive’s employment under this Agreement is terminated, in the United States or any other geographic area where such business is being conducted or actively being planned to be conducted at or prior to the Date of Termination. Notwithstanding the foregoing, ownership of not more than five percent (5%) of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 8.

8.2.

Agreement Not to Solicit Employees or Customers of the Company. The Executive agrees that during employment and during the Non-Competition Period he will not, directly or indirectly, (a) recruit or hire or otherwise seek to induce any employees of the Company or any of the Company’s Affiliates to terminate their employment or violate any agreement with or duty to the Company or any of the Company’s Affiliates, or (b)

solicit or encourage any franchisee or vendor of the Company or of any of the Company’s Affiliates to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any Person any business or activity that such franchisee conducts or could conduct with the Company or any of the Company’s Affiliates.

9.	Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive therefore agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any Court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.	Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party’s consent.

11.	Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

11.1.	Affiliates. “Affiliates” means the Principal Subsidiaries and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

11.2.	Code. “Code” means the Internal Revenue Code of 1986, as amended.

11.3.

Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interests of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates (including without limitation recipes, production processes and heating technology), (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity of the suppliers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received belonging to others with any understanding, express or implied, that it would not be disclosed.

11.4.	ERISA. “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

11.5.	Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trade marks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Business or any prospective activity of the Company or any of its Affiliates.

11.6.	Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

12.	Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13.	Miscellaneous.

13.1.

Assignment. Neither the Company nor the Principal Subsidiaries nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company or any of the Principal Subsidiaries may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company or such Principal Subsidiary shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the “Company” or a “Principal Subsidiary” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s Common Stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company, the Principal Subsidiaries and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

13.2.	Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.3.	Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company and the Principal Subsidiaries.

13.4.	Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to:

Mr. J. Patrick Doyle

769 Heather Way

Ann Arbor, MI 48104

with a copy to:

Ms. Margaret A. Hunter

Dykema Gossett PLLC

400 Renaissance Center

Detroit, MI 48243

or, (b) in the case of the Company, at its principal place of business and to the attention of Board of Directors, with a copy to the General Counsel or to such other address as either party may specify by notice to the other actually received.

13.5.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with the Company, its Affiliates or any of their predecessors, with respect to the terms and conditions of the Executive’s employment.

13.6.	Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

13.7.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.8.	Joint and Several Liability. The Company and the Principal Subsidiaries shall be jointly and severally liable for all payment obligations of the Company pursuant to this Agreement.

13.9.	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Michigan without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.10.	Consent to Jurisdiction. Each of the Company and the Executive by its or his execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of Michigan for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Michigan law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Sub-Section 13.4 hereof is reasonably calculated to give actual notice.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company and the Principal Subsidiaries by their respective duly authorized representatives, and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA, INC.

	By:	/s/ Robert M. Rosenberg
	Name:	Robert M. Rosenberg
	Title:	Director

PRINCIPAL SUBSIDIARIES:	DOMINO’S, INC.

	By:	/s/ Wendy A. Beck
	Name:	Wendy A. Beck
	Title:	Executive Vice President and
Chief Financial Officer

DOMINO’S PIZZA LLC

	By:	/s/ Wendy A. Beck
	Name:	Wendy A. Beck
	Title:	Executive Vice President and
Chief Financial Officer

THE EXECUTIVE:	/s/ J. Patrick Doyle
	Name:	J. Patrick Doyle

Exhibit 3.2

J. PATRICK DOYLE

CURRENT ACTIVITIES

February, 2010

•	G & K Services, Inc. – Board of Directors
•	Business Leaders of Michigan – Board of Directors
•	Emerson School in Ann Arbor, Michigan – Chairman of Board of Trustees

Exhibit 4.2

DOMINO’S PIZZA SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

Exhibit A-1

STOCK PLAN

Exhibit A-2

FORM OF OPTION AGREEMENT

Exhibit A-3

FORM OF PERFORMANCE SHARE AWARD AGREEMENT

Exhibit B

D&O INSURANCE AND PERSONAL LIABILITY PROTECTION

The Company shall provide the Executive with the coverage described in this Exhibit B or such other coverage as the Company shall from time to time select that shall be not substantially less favorable to the Executive than the coverage described herein.